Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interpool, Inc.:

We consent to the use in Amendment No. 3 to Registration Statement Form S-1 on Form S-3 of our report dated March 28, 2005, except for Note 1(B) which is as of November 8, 2005 with respect to the consolidated balance sheets of Interpool, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004 and our report dated May 2, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus included in this registration statement.

Our report dated March 28, 2005 refers to the Company’s change in the method of accounting in 2002 for (i) goodwill and (ii) impairment or disposal of long-lived assets.

Our report dated May 2, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Interpool, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of the material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

•	Financial reporting policies and procedures. The Company lacked sufficient policies and procedures to ensure preparation of financial information in accordance with U.S. generally accepted accounting principles, as follows:

•	Non-routine transactions. The Company lacked effective communication and review of the accounting for certain non-routine transactions.

•	Elimination of intercompany transactions. The Company lacked policies and procedures for identifying and reviewing the propriety of the elimination entries within its consolidation on a timely basis

•	Inadequate review procedures and segregation of duties. There was inadequate management review of transactions generated in the billing and procurement processes to ensure the accuracy and completeness of transactions administered by those departments.

•	Technical accounting expertise. The Company did not employ accounting personnel possessing an appropriate level of technical expertise in U.S. generally accepted accounting principles, as follows:

•	Interest rate swap transactions. The Company lacked adequate technical expertise related to accounting for derivative instruments, including the preparation of the formal documentation required under SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”).

•	Income taxes. The Company lacked adequate technical expertise related to accounting for income taxes. Additionally, the Company lacked adequate and effective analysis and management review of the relevant documentation supporting the deferred tax asset and liability accounts.

•	Account reconciliations. The Company’s accounting department was not adequately staffed with trained personnel, which resulted in a lack of complete and timely reconciliations between the subsidiary and general ledger for accounts receivable and intercompany accounts.

•	Information technology systems. The Company’s information technology systems were inadequate to ensure accurate reporting of transactions, as follows:

•	Direct financing leases. The Company’s lease accounting system was not designed to adequately account for all types of direct financing lease transactions in accordance with U.S. generally accepted accounting principles.

•	Security of information technology. The Company’s information systems lacked security policies and procedures, including appropriate encryption and standard security settings.

•	Design of equipment leasing systems. The Company’s systems for equipment leasing did not have certain automated interfaces thereby requiring significant manual intervention for the billing and processing of lease equipment transactions. Further, the system to track the cost of remanufacturing equipment at the end of the lease term was not designed to appropriately identify costs directly related to the underlying equipment.

(signed)           KPMG LLP

Short Hills, New Jersey
February 14, 2006